Exhibit 11

Summary

1.OBJECTIVE	4
2.SCOPE	4
3.DEFINITIONS	4
3.1AFFECTED PERSONS	5
3.2BLACKED OUT PERSONS	5
3.3INSIDER	5
3.4MATERIAL INFORMATION	5
3.5REPORTING INSIDER	6
3.6UNDISCLOSED MATERIAL INFORMATION	7
4.GUIDELINES	7
4.1GENERAL PROHIBITION AGAINST INSIDER TRADING AND TIPPING	7
4.2RESTRICTIONS ON SHORT SELLING, PUBLICLY TRADED OPTIONS, AND OTHER SPECULATIVE TRADING	8
4.3HEDGING TRANSACTIONS	8
4.4MARGIN ACCOUNTS AND PLEDGES	8
4.5TRADING BLACKOUTS	9
4.6QUERIES ON BLACKOUT PERIODS	9
4.7CERTAIN EXCEPTIONS	9

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4.8TRANSACTIONS UNDER RULE 10B5-1 PLANS	10
4.9PRE-CLEARANCE	10
4.10 OBLIGATION TO PRESENT PROOF OF TRADING	10
4.11 REPORTING INSIDER REQUIREMENTS	11
4.12 TRADING IN SECURITIES OF OTHER COMPANIES	11
4.13 CONFIDENTIALITY	12
4.14 POLICY AWARENESS AND CONSEQUENCES FOR VIOLATION	12
4.15 RATING AGENCY REPORTS	13
4.16 POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION	13
4.17 REVIEW OF THE POLICY AND MONITORING COMPLIANCE	13
4.18 ACKNOWLEDGMENT	13
5.ATTACHMENTS	13
5.1ORGANIZATIONAL CHART	13

PC-GRI-GRI-002-EN; Approved on February 20, 2025

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1.	OBJECTIVE

Nexa Resources S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 37A Avenue J.F. Kennedy, L-1855, Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés (RCS) in Luxembourg under number B 185.489 (the “Issuer”, “the Company” or “we”) and its directors, officers, employees, and associated persons are subject to securities laws governing the handling of Undisclosed Material Information (as defined below) and trading in the Issuer’s securities. These laws prohibit trading in the Issuer’s equity or debt securities while in possession of Undisclosed Material Information about the Company.

This Insider Trading Policy (“Policy”) outlines guidelines designed to protect the Issuer and all individuals subject to this Policy from improper trading or the appearance thereof. The guidelines provided here supplement, rather than replace, applicable securities laws in Canada, the United States, Luxembourg, and other applicable jurisdictions. This Policy is intended to complement the Issuer’s “Disclosure Policy”.

2.	SCOPE

This Policy applies to all directors, officers, employees, independent consultants, and contractors of Issuer and its subsidiaries, regardless of location, as well as to individuals and entities in a special relationship with the Issuer, as described in Appendix “A” of this Policy (collectively, the “Affected Persons”). The list of Affected Persons and Insiders (as defined herein) will be maintained and updated as necessary by any Company’s management committee member, in consultation with the Chief Financial Officer (“CFO”) and/or the Head of Compliance, Internal Controls, and Internal Audit (“CCIA”), including by removing or adding persons to the list as necessary.

It is crucial that everyone subject to this Policy understands and complies with insider trading laws. When trading in the Issuer’s securities or those of companies with which the Issuer conducts business, it is your personal responsibility to ensure adherence to this Policy and all relevant laws.

The restrictions and prohibitions in this Policy extend to related persons of Affected Persons, including: (1) spouses or partners; (2) other adult household members; and (3) entities directly or indirectly influenced or controlled by Affected Persons.

This Policy applies to all transactions involving the Issuer’s securities, including but not limited to: (1) shares; (2) securities convertible or exchangeable into shares, such as warrants, and convertible debentures; (3) derivative securities, including exchange-traded options; and (4) debt instruments, puts, calls, options, or other rights to buy or sell the Issuer’s securities.

It is important to note that this Policy applies to all securities that you beneficially own or control, whether directly or indirectly. This includes securities owned by related persons if you direct or influence their investment decisions.

Securities laws, including prohibitions on insider trading, also apply when the Issuer transacts in its own securities. To comply with these laws, including the prohibition under Rule 10b-5 and applicable case law against trading while in possession of Undisclosed Material Information, the Issuer (1) requires that all transactions in its securities be authorized by the Board of Directors and (2) has implemented procedures to ensure the Issuer does not possess material non-public information at the time of any such transaction and at the time the Issuer enters into or modifies any Rule 10b5-1 plan.

This Policy (or a summary of it) will be provided to all new Affected Persons upon the start of their relationship with the Issuer or its subsidiaries. It will also be distributed to all Affected Persons at least annually.

3.	DEFINITIONS

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3.1	Affected Persons

Refers to all directors, officers, employees, independent consultants, and contractors of the Issuer and its subsidiaries, regardless of location. This also includes persons and companies in a special relationship with the Issuer as described in Appendix “A”, to whom this Policy applies.

3.2	Blacked Out Persons

Includes (1) members of the Board of Directors; (2) officers and members of the management committee of the Company (“ManCo”); (3) all general managers, managers, and senior consultants; (4) employees in corporate areas located in Brazil, Peru, Luxemburg, the United States, Canada or any other countries where the Issuer operates (whether based in offices or operating units); (5) any employees working closely with financial or other material information or designated as Blacked Out Persons by the CFO.

3.3	Insider

Refers to (1) certain Affected Persons who, in the normal course of their duties, have or are likely to have regular or special access to Undisclosed Material Information. These individuals are identified in Appendix “A” of this Policy as Insiders; and (2) any director or officer of a reporting issuer or of a company that is itself an insider or subsidiary of a reporting issuer. For additional information on Insiders, refer to Canadian National Instrument 55-104 (“NI 55-104”).

3.4	Material Information

Generally, it refers to any fact or change (or a decision by the Board of Directors or senior management to implement a change) in the Issuer’s business, operations, financial situation, or capital that could reasonably be expected to have a significant impact on the market price or value of the Issuer’s securities (even if affecting only one type or category of security). It also includes information that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities.

Material Information can be either positive or negative and may include both large and small changes likely to affect a company’s stock price. The determination of materiality is ultimately made by enforcement authorities based on all relevant facts and circumstances, often with the benefit of hindsight.

Examples of Material Information (non-exhaustive):

•	operating and financial results;
•	financial projections (revenues, earnings, or losses);
•	proposed mergers, acquisitions, or joint ventures involving the Issuer;
•	divestitures or acquisitions of significant assets or subsidiaries;
•	changes in control, senior management, or Board of Directors;
•	public or private sales of the Issuer’s securities;
•	proposed or pending material financings;
•	defaults under financing or other agreements;

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•	material transactions involving directors, officers, or principal shareholders;
•	labor disputes or disputes with key customers incurring in material relationship changes (e.g., termination or reduction of material revenue sources;
•	natural disasters or other significant environmental, health, or safety events;
•	gain or loss of substantial customers or suppliers;
•	auditor changes;
•	significant litigation, investigations, or regulatory actions;
•	internal investigations or compliance-related matters;
•	material impairments, write-offs, or restructurings;
•	creation of significant financial obligations;
•	impending bankruptcy or liquidity issues;
•	material agreements outside the ordinary course of business (or amendments/termination thereof);
•	dividend decisions or changes to shareholders rights;
•	changes to capital or corporate structure;
•	significant cybersecurity incidents and data breaches;
•	amendments affecting the respective rights of different categories of securities;
•	any change or transfer of the paying agent of a security;
•	announcement of any distribution related to a security;
•	payment and detachment of interests related to a security;
•	coupons related to a security being declared without value;
•	redemption of securities in particular before the due date;
•	change of the name of the Issuer.

Any member of the ManCo, in consultation with the CFO or other senior management as appropriate, has the authority to determine whether specific information constitutes Undisclosed Material non-public information.

3.5	Reporting Insider

Certain individuals are designated insiders for reporting purposes under NI 55-104. These include: (a) the CEO, CFO or COO of a reporting issuer, a significant shareholder of a reporting issuer, or a major subsidiary of a reporting issuer; (b) directors of a reporting issuer, a significant shareholder, or of a major subsidiary of a reporting issuer; (c) persons responsible for a

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principal business unit, division, or function of a reporting issuer; (d) significant shareholders of a reporting issuer; (e) significant shareholders based on post-conversion beneficial ownership of a reporting issuer’s securities, as well as the CEO, CFO, COO, and directors of such significant shareholders; (f) management companies providing significant management or administrative services to a reporting issuer or a major subsidiary, along with their directors, CEOs, CFOs and COOs, and significant shareholders; (g) individuals performing functions similar to those of any insiders described in paragraphs (a) to (f); (h) the listed company itself if it holds its own securities after purchase, redemption, or acquisition; (i) any other insider who: (x) regularly receives or has access to Material Information concerning a reporting issuer before it is publicly disclosed; and (y) exercises, or can exercise, significant influence over the business, operations, capital, or development of the reporting issuer. Under NI 55-104, individuals who become Reporting Insiders but lack a disclosable interest are not required to file a report. For additional details, refer to NI 55-104 and section 4.10 of this Policy.

3.6	Undisclosed Material Information

Material Information that has not been publicly disclosed is considered “Undisclosed Material Information”. Information about the Issuer should be treated as non-public unless it is clearly available to the public. Material Information is considered “generally disclosed” only after it has been accurately published, widely disseminated (e.g., via press release or SEC filing), and sufficient time has passed for the market to react.

Sufficient time is defined as (1) information released before 9:30 a.m. U.S. Eastern Time on a trading day: It is considered public at 9:30 a.m. on the same trading day; (2) information released after 9:30 a.m. U.S. Eastern Time and during market trading hours: It is considered public at the time of release; and (3) information released after 4:00 p.m. U.S. Eastern Time: It is considered public at 9:30 a.m. on the following trading day.

4.	GUIDELINES
4.1	General prohibition Against Insider Trading and Tipping

Insider trading and tipping are prohibited to ensure all market participants have equal access to Material Information. These prohibitions protect investors and promote fair market practices.

While in possession of Undisclosed Material Information, no Affected Person may:

•	buy, sell, or engage in transactions involving Issuer Securities (except as outlined in Section 4.7 of this Policy;
•	make recommendations or express opinions on trading Issuer Securities based on such information;
•	disclose such information to third parties, including relatives or associates; and
•	assist others in engaging in the above activities.
a)	Persons in a “Special Relationship” with Issuer

Insider trading and tipping are prohibited to ensure all market participants have equal access to Material Information. These prohibitions protect investors and promote fair market practices.

b)	No Trading on Undisclosed Material Information

It is illegal and strictly prohibited to engage in transactions, directly or indirectly, involving the Issuer’s securities while possessing Undisclosed Material Information. This constitutes insider trading.

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If you have any questions about whether information is material, public, or has ceased to be material, consult the Investor Relations Department, which will coordinate with the Legal Department to provide guidance.

Note that transactions that may be necessary for personal reasons (e.g., emergencies) are not exempted from these restrictions. Securities laws do not account for mitigating circumstances, and even the appearance of impropriety must be avoided to uphold the Issuer’s reputation for ethical conduct.

c)	No “Tipping” or “Recommending”

It is both illegal and strictly prohibited by this Policy to disclose, Undisclosed Material Information about the Issuer to any other person, except in the necessary course of business. This includes family members, friends, neighbors, acquaintances, investment professionals, financial planners, family companies, or trusts. Furthermore, making recommendations or encouraging others to purchase or sell the Issuer’s securities based on such information is also prohibited. These actions constitute “tipping”.

Determining whether a particular disclosure falls within the “necessary course of business” requires a case-by-case assessment as it is a mixed question of law and fact. Communications with employees, officers, directors, legal counsel, auditors and other professional advisors are generally permissible. However, sharing similar information with analysts, institutional investors, market professionals, or the media may be deemed “tipping” and is unlikely to qualify as being in the necessary course of business. Any questions regarding whether a specific disclosure is permissible should be directed to the Investor Relations Department.

4.2	Restrictions on Short Selling, Publicly Traded Options, and Other Speculative Trading

Investing in the Issuer’s securities is intended to provide an opportunity to share the Company’s long-term growth. As a general guideline, you are encouraged to acquire the Issuer’s securities only if you intend to hold them for at least six months, while adhering to the terms of this Policy.

The Affected Persons must avoid speculative or short-term trading of the Issuer’s securities based on market fluctuations. This includes, but is not limited to (1) short selling - selling securities you do not own, which signals a lack of confidence in the Issuer and creates potential conflicts of interest; (2) options and derivatives – trading in puts, calls, or other derivatives, which is akin to betting on the short-term price movement of the Issuer’s securities and may create the appearance of insider trading; and (3) margin purchases - buying the Issuer’s securities on margin, which can result in unintended sales if a margin call is not met.

While you may exercise stock options granted by the Issuer and, subject to this Policy, sell the acquired shares, speculative trading practices such as the above are strictly prohibited.

4.3	Hedging Transactions

The Affected Persons are prohibited from engaging in transactions that hedge or offset potential decreases in the market value of the Issuer’s securities, including instruments like prepaid variable forward contracts, equity swaps, and collars.

Hedging transactions, such as zero-cost collars, equity swaps, and forward sale contracts, allow stockholders to lock in the value of their holdings while limiting the potential for upside appreciation. Although these instruments enable stockholders to maintain ownership of the securities, they undermine alignment with the Issuer’s long-term objectives. As a result, such transactions are strictly prohibited.

4.4	Margin Accounts and Pledges

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Holding the Issuer’s securities in margin accounts or pledging them as collateral for loans is prohibited. Securities in margin accounts may be sold by brokers without the holder’s consent if margin calls are unmet. Similarly, pledged securities can be sold in foreclosure if the borrower defaults on a loan. Such sales may occur during periods when the holder is privy to Undisclosed Material Information, violating this, Policy.

To avoid these risks, Affected Persons are therefore not allowed to hold the Issuer’s securities in margin accounts or pledge them as loan collateral.

4.5	Trading Blackouts

The Issuer has established specific periods, referred to as "Blackout Periods," during which Blacked-Out Persons are prohibited from conducting any transactions in the Issuer’s securities. These periods are designed to prevent the misuse or appearance of misuse of Undisclosed Material Information.

Quarterly Blackout Periods. A standard Blackout Period begins on the first day following the end of a fiscal quarter or fiscal year and ends at (1) 9:30 a.m. U.S. Eastern Time on the first trading day after the public release of the Issuer’s earnings for the relevant fiscal quarter or year, if the release occurs before 9:30 a.m. U.S. Eastern Time on a trading day or at (2) 9:30 a.m. U.S. Eastern Time on the second trading day after the release, if the release occurs on or after 9:30 a.m. U.S. Eastern Time on a trading day or on a non-trading day.

During these quarterly Blackout Periods, Affected Persons are prohibited from conducting any transactions involving the Issuer’s securities.

Special Blackout Periods. The CFO may impose special Blackout Periods as needed. During these periods, Affected Persons are strictly prohibited from engaging in any transactions involving the Issuer’s securities. The CFO will provide written notice to all Affected Persons regarding the imposition of a special Blackout Period. This prohibition will remain in effect until further written notice is given. It is important to note that the existence of a special Blackout Period is considered confidential information, and its imposition must not be disclosed to others.

Modification of a Blackout Period. The CFO has the authority to shorten, suspend, terminate, or extend any Blackout Period as deemed appropriate based on the relevant circumstances. Any individuals affected by such modifications will receive timely notification.

4.6	Queries on Blackout Periods

Because Blacked Out Persons regularly have access to Undisclosed Material Information, such individuals must contact the Investor Relations Department, the CCIA or Risks Department if they are uncertain whether a Blackout Period is in effect before initiating any transaction in the Issuer’s securities. This includes but is not limited to: (i) transactions occurring outside a standard Blackout Period; (ii) the exercise of a stock option plan by any director or employee; (iii) any gifts of Issuer’s securities.

Clearance or individual evaluation of specific transactions involving the Issuer’s securities will not be provided. Each individual must use their best judgement and knowledge, including consulting the provisions of this Policy, to assess whether a potential transaction may raise insider trading or other concerns under applicable securities laws.

4.7	Certain Exceptions

The following routine transactions, within the specified limits, are generally not subject to the trading restrictions of this Policy. However, the Issuer reserves the right to prohibit any such transaction as its sole discretion as deemed necessary.

Stock Option Exercises: this Policy does not apply to the exercise of any stock options where you pay out-of-pocket to exercise and hold the stock, or to the “net exercise” of a tax withholding right, where shares subject to an option are withheld by the Issuer to satisfy tax-withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of stock options or any other market sale for the purpose of generating cash to pay the exercise price of an employee stock option.

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Employee Stock Purchase Plan: this Policy does not apply to purchases of Issuer stock resulting from periodic contributions to the Employee Stock Purchase Plan, based on elections made at the time of enrollment. This Policy does apply, however, to (1) elections to participate in the plan for any enrollment period; (2) sales of Issuer stock purchased pursuant under the plan; and (3) changes to the amount of automatic periodic contributions made by payroll deduction.

Restricted Stock and Restricted Stock Unit (RSU) Awards: this Policy does not apply to the vesting and settlement of restricted stock and RSUs, or the withholding or sale of stock back to the Issuer to satisfy tax-withholding obligations upon vesting. This Policy does apply, however, to any market sale of stock following vesting.

Dividend Reinvestment Plan: this Policy does not apply to purchases of Issuer stock under the Dividend Reinvestment Plan resulting from reinvestment of dividends paid on Issuer stock. This Policy does apply, however, to voluntary purchases of Issuer stock through additional contributions to the plan, elections to participate in the plan or to increase participation levels and sales of Issuer stock purchased under the plan.

4.8	Transactions under Rule 10b5-1 Plans

Rule 10b5-1 plans are automatic trading plans permitted under U.S. securities laws when they are entered into in good faith at a time when the individual is not in possession of Undisclosed Material Information. These plans serve to demonstrate that Undisclosed Material Information did not factor into any trading decisions, even if the pre-planned trades occur after a person later becomes aware of Undisclosed Material Information. If adopted in accordance with the Securities and Exchange Commission (“SEC”) Rule 10b5-1, these plans provide an affirmative defense to trading on the basis of Undisclosed Material Information in insider trading cases.

Any person who wishes to implement, amend or terminate a qualified Rule 10b5-1 plan must first have the plan (or any amendment or proposal to terminate) pre-approved by the Investor Relations Department. In pre-clearing the implementation, amendment or termination of a qualified Rule 10b5-1 plan, the Investor Relations Department will not be responsible for determining whether the plan complies with Rule 10b5-1; compliance with Rule 10b5-1 is solely the adopting person’s responsibility. The Issuer recommends that you fully understand the limitations and conditions of the rule before you establish a 10b5-1 trading plan.

4.9	Pre-Clearance

Officers, directors and shareholders who own, directly or indirectly, more than 10% of the Issuer’s equity securities (“Insiders”) must obtain written pre-clearance from the Investor Relations Department before initiating any transaction in the Issuer’s securities. This requirement applies to transactions occurring outside a Blackout Period, entry into or termination of a Rule 10b5-1 plan or any other non-Rule 10b5-1 plan, any exercises of director or employee stock options and any gifts of Issuer securities (“Notification”).

A Notification form is provided as Appendix “B”. Requests for pre-clearance must be submitted at least two (2) days before the proposed transaction. The CCIA or Risks Department are under no obligation to approve any trade. Approved pre-clearance is valid for a maximum of 48 hours. If the transaction is not executed within that period, the insider must submit a new pre-clearance request and receive written approval again. Insiders must treat all denials of pre-clearance requests as confidential. Each Notification will include confirmation on whether the Insider is subject to a Blackout Period. The CCIA or Risks Department will maintain records of all Notifications. The Issuer reserves the right to provide these records to securities authorities if required.

4.10	Obligation to Present Proof of Trading

Members of the Board of Directors or ManCo of the Issuer who trade in the Issuer’s securities must submit proof of such transactions to the Issuer within three (3) calendar days of execution. Proof must include: the transaction date, the nature of the transaction (e.g., type of security such as bonds, shares, derivatives, etc.), the number of securities traded, and the price paid. The CCIA or Risks Department will maintain records of all trading proofs. The Issuer reserves the right to provide these records to securities authorities if required.

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4.11	Reporting Insider Requirements

Under Canadian securities laws, certain Insiders are classified as Reporting Insiders and are required to report their trades in the Issuer’s securities. The Investor Relations Department, in collaboration with the Legal and Governance Department, will notify individuals of their status as Reporting Insiders under applicable securities laws.

Reporting Obligations:

•	Initial Report: Reporting Insiders must file an initial insider trading report within ten (10) calendar days of first becoming a Reporting Insider. This report must disclose: (i) direct or indirect beneficial ownership of or control over the Issuer’s securities; and (ii) any interest, right, or obligation associated with a related financial instrument involving the Issuer’s securities.
•	Change Report: Reporting Insiders must file a report within five (5) calendar days of any change in ownership, control, interest, right, or obligation.

Filing Process:

•	Reports must be submitted electronically through the System for Electronic Disclosure by Insiders (SEDI) at www.sedi.ca.
•	Reporting Insiders (not the Issuer) are legally responsible for accurate and timely disclosure of their trading activities.

The Investor Relations Department, in collaboration with the Legal and Governance Department, can assist you with preparing and filing insider trading reports. However, this assistance does not absolve Reporting Insiders of their legal obligations. Insiders seeking assistance must provide all required information to ensure timely submission. is requested, Reporting Insiders must provide the Investor Relations Department with all required information to allow for timely submission.

Reporting Insiders who file their reports independently are requested to promptly provide a copy to the Investor Relations Department to update the Issuer’s records.

Compliance with this Policy is essential to Issuer’s reputation and success. All individuals subject to this Policy must understand and fulfill their responsibilities under it and under applicable securities laws. Failure to adhere to this Policy may result in severe consequences, including (1) internal disciplinary action, up to and including termination without notice; and (2) legal penalties, fines, or imprisonment under Applicable Laws, or other applicable jurisdictions.

Potential violations of this Policy should be reported via the Issuer’s Ethics Line team. The Issuer’s Ethics Line Team, in collaboration with the Conduct Committee and Audit Committee (according to the investigation protocol), will investigate these reports and determine appropriate disciplinary actions to be implemented.

4.12	Trading in Securities of Other Companies

This Policy is not limited to information affecting the Issuer and its securities. You may come into possession of Undisclosed Material Information about other companies in the course of your work for the Issuer. As such, this Policy and the guidelines also apply to Undisclosed Material Information regarding other companies or entities with which we do business, including but not limited to joint venture partners, services providers, customers, shareholders, partners, vendors, and suppliers of Issuer, as well as potential takeover, merger, or acquisition candidates (collectively referred to as “Business Counterparties”), when such information is obtained through employment with or services provided to or on behalf of the Issuer.

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Criminal and civil penalties, as well as termination of your relationship with the Issuer, may result from trading in the securities of, or tipping or recommending trades in relation to, any Business Counterparty while in possession of Undisclosed Material Information about that Business Counterparty. Undisclosed Material Information about the Issuer’s Business Counterparties must be treated with the same level of care and confidentiality as information related directly to the Issuer.

4.13	Confidentiality

You are required to maintain confidentiality of the Issuer’s non-public information. If you receive any inquiry or request for information (particularly financial results and/or projections, or request to affirm or deny information about the Issuer) from any person or entity outside the Issuer, such as a stock analyst, and it is not part of your regular corporate duties to respond, the inquiry must be referred to the Investor Relations Department, which will determine whether the inquiry should also be forwarded to the CCIA and Risks Department. For additional guidance on confidentiality and related restrictions, refer to the Issuer’s Disclosure Policy.

4.14	Policy Awareness and Consequences for Violation

Copies of this Policy will be made available to directors, officers, employees, consultants, and contractors, either directly or by posting the Policy on Issuer’s website. Individuals will be notified whenever significant changes are made to this Policy.

Insider trading and tipping are serious offences, and the consequences can be severe. Issuer’s directors, officers, employees, contractors, or consultants who violate this Policy will be subject to disciplinary action by the Issuer, which may include termination of their relationship with Issuer. Violations may also result in significant fines, penalties, and/or imprisonment under the securities laws of applicable jurisdictions, including Canada, the United States, and Luxembourg. Consider carefully how your trading activities might appear to enforcement authorities, who may review your actions with the benefit of hindsight. Furthermore, directors and officers acting on behalf of the Issuer may cause serious reputational harm to the Issuer if they engage in improper transactions involving the Issuer’s securities.

Insiders can also be held accountable for improper transactions executed by any person (commonly referred to as a “tippee”) to whom they have disclosed Undisclosed Material Information regarding the Issuer or to whom they have provided recommendations or opinions based on such information. Significant penalties have been imposed even in cases where the disclosing party did not profit from the trading.

Such activities, or even allegations of securities law violations could result in substantial personal consequences for you, harm the Issuer’s reputation, and damage its relationships with Business Counterparties, potentially exposing the Issuer to liability.

Potential violations of this Policy should be reported via the Issuer’s Ethics Line team. The Issuer’s Ethics Line Team, in collaboration with the Conduct Committee and Audit Committee (according to the investigation protocol), will investigate these reports and determine appropriate disciplinary actions to be implemented.

The CFO may occasionally approve exceptions to this Policy. However, no provision of this Policy is intended to create civil liability to the Issuer’s security holders or any other legal liability.

Although the Investor Relations Department and the CCIA, as well as the Risks Department are available to provide guidance regarding this Policy, including the appropriateness of specific transactions, the responsibility for compliance lies solely with each Affected Person. Affected Persons are responsible for ensuring that they, and any related persons, adhere to this Policy. Regardless of any announcements or guidance from the Investor Relations Department or the CFO, Affected Persons must independently ensure they are not trading while in possession of Undisclosed Material Information.

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Every Affected Person has an individual responsibility to comply with this Policy and the applicable laws of their jurisdiction. Insiders may, at times, need to forgo planned transactions in the Issuer’s securities upon becoming aware of Undisclosed Material Information, even if this results in economic loss and missed profit opportunities. Trading during an open trading window should not be considered a “safe harbor,” and all directors, officers, and other individuals should exercise sound judgment at all times.

4.15	Rating Agency Reports

This Policy remains applicable even after the termination of employment or service with the Issuer. If you possess Undisclosed Material Information at the time your employment or service terminates, you are prohibited from trading in the Issuer’s securities (or the securities of another company, as outlined in this Policy) until such information becomes public or is no longer material.

4.16	Potential Criminal and Civil Liability and/or Disciplinary Action

Criminal and Civil Liability. Under securities laws, individuals engaged in tipping or insider trading may face severe consequences, including substantial monetary fines and imprisonment. The Issuer and its supervisory personnel may also be held civilly and criminally liable for failing to take adequate measures to prevent illegal insider trading.

The SEC has imposed significant penalties even in cases where the disclosing individual did not personally profit from the trading. No minimum profit threshold is required for prosecution.

Possible Disciplinary Action. Affected Persons who violate this Policy will be subject to disciplinary measures by the Issuer. Such actions may include termination of employment or ineligibility to participate in the Issuer’s equity incentive plans in the future.

4.17	Review of the Policy and Monitoring Compliance

This Policy will be reviewed periodically by the Issuer to ensure alignment with applicable laws and adherence to best corporate governance practices. The Investor Relations Department, in collaboration with the CCIA, as well as the Risks Department will oversee and monitor compliance with this Policy.

The Issuer’s CFO retains the discretion to amend this Policy at any time, in collaboration with the teams mentioned throughout the document Material changes to this Policy will be submitted for review and recommendation by the Audit Committee, and final approval to the Issuer’s Board of Directors.

If you have any questions regarding insider trading matters, any aspect of this Policy, its application to a proposed transaction, or your responsibilities under it, please contact the Investor Relations Department. In cases of uncertainty about the appropriateness of any communication or action, consult the Investor Relations Department, the CCIA, or the Risks Department before engaging with any external parties, including brokers or entities contemplating or executing securities transactions. Ultimately, the responsibility for complying with this Policy and avoiding unlawful transactions lies with each individual employee or other applicable party.

4.18	Acknowledgment

The Issuer assumes that you have carefully read this Policy, fully understood its contents, and intended to comply with it. Lack of awareness or familiarity with this Policy does not exempt you from fulfilling the obligations it imposes and cannot be used as a mitigating circumstance in case of non-compliance.

5.	ATTACHMENTS
5.1	Organizational chart

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CEO
Audit Committee
CFO
Legal and Governance Executive Officer
Internal Controls, Compliance and Internal Audit
Risks
Investor Relations

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 APPENDIX “A”

PERSONS AND COMPANIES IN A SPECIAL RELATIONSHIP WITH NEXA RESOURCES S.A.

Under applicable securities laws, persons considered to be in a “special relationship” with Issuer include:

(a) all directors, officers and employees of the Issuer;

(b) all directors, officers and employees of any subsidiary of the Issuer;

(c) any person or company who directly or indirectly beneficially owns, controls or directs the securities of the Issuer carrying more than 10% of the voting rights attached to all outstanding voting securities;

(d) every director or officer of a company referred to in (c);

(e) a person or company that is: (i) considering or evaluating whether or proposing to make a takeover bid for the shares of the Issuer; or (ii) considering or evaluating whether or proposing to become a party to a reorganization, amalgamation, merger, arrangement, or other business combination with the Issuer; or (iii) considering or evaluating whether or proposing to acquire a substantial portion of the Issuer’s property; (each of (i), (ii), or (iii) is herein referred to as a “Merger Partner”), and every director, officer or employee of a Merger Partner and any person who beneficially owns, controls or directs more than 10% of the voting shares of the Merger Partner;

(f) a person or company (such as lawyers, accountants, engineers, and other advisers or consultants) that is engaging in or considering or evaluating whether or proposing to engage in any business or professional activity with or on behalf of the Issuer or a Merger Partner, and every director, officer or employee thereof;

(g) a person or company that learns of Undisclosed Material Information while the person or company was any of the persons or companies described in (a) through (f) above; and

(h) a person or company that learns of Undisclosed Material Information with respect to the Issuer (a “tippee”) from any other person or company in a special relationship with the Issuer (a “tipper”) where the tippee knows or ought reasonably to have known that the tipper is in a special relationship with the Issuer. This includes a “tippee” who is tipped by a previous “tippee”.

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APPENDIX “B”

FORM OF TRADING CLEARANCE APPLICATION

CERTIFICATION

I hereby certify that I am not in possession of any material non-public information about the Company and / or its subsidiaries. I understand that Undisclosed Material Information is information concerning the Issuer that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of the Issuer’s securities or a person’s decision to buy, sell or hold the Issuer’s securities. If entering into a Rule 10b5-1 Plan or other non-Rule 10b5-1 plan, I am adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties and may be subject to discipline by the Issuer up to and including termination for cause.

Name:

Date:

REVIEW AND DECISION

The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s).

Name:

Title:

Date:

Compliance, Internal Controls and Internal Audit Department (“CCIA”)

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Name:

Title:

Date:

Risks Department

Name:

Title:

Date:

Investor Relations Officer

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